[Exhibit 23.2]


                   [Letterhead of PricewaterhouseCoopers LLP]


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of our reports dated February 1, 2000 (except as to Note 14, which is as of March 2, 2000) relating to the financial statements and financial statement schedules of Arch Capital Group Ltd. (formerly known as Risk Capital Holdings, Inc.), which appears in Arch Capital Group Ltd.'s Annual Report to Stockholders on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Prospectus.





/s/ PricewaterhouseCoopers LLP
New York, New York
November 7, 2000